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EXHIBIT 99.1


American Oriental Bioengineering's Common Stock Approved for Listing on the American Stock Exchange

BEIJING--(Business Wire)--July 12, 2005--American Oriental Bioengineering, Inc. (OTCBB: AOBO), a rapidly growing Chinese company which produces and distributes a broad range of pharmaceutical and nutraceutical products, announced today that its common stock has been approved for listing on the American Stock Exchange
(AMEX). The company anticipates that its common stock will commence trading on AMEX on July 18, 2005 under the ticker symbol AOB.

         AMEX's approval for listing is contingent upon the company being in compliance with all applicable listing standards on the date it begins trading on the exchange, and may be rescinded if the company is not in compliance with such standards.

         "We believe that the listing of our company's common stock on AMEX represents recognition from the investment community of the rapid growth and increasing profitability we are experiencing," said Tony (Shujun) Liu, the Company's Chief Executive Officer. "A listing on AMEX should allow us to further increase awareness of our company among the investment community and enable a larger range of investors to own our stock. This listing is a reflection of the contributions we have received from our employees, customers and shareholders who have made this possible."

   About American Oriental Bioengineering, Inc.

         American Oriental Bioengineering, Inc. (AOBO) is a leading Chinese biotechnology company that uses proprietary processes for producing soybean protein peptide more efficiently than traditional extracting techniques. These techniques are used to manufacture and formulate supplemental and medicinal products. Soybean peptides are used widely in general food, health food products and medicines, among other applications. The Company also produces Cease-Enuresis Soft Gel, the only Chinese FDA-approved first grade, prescription medicine that is specially formulated to help alleviate bed-wetting and incontinence.

         The Company is a leading producer of products in both the nutraceuticals and pharmaceuticals areas in China. For more information, visit http://www.bioaobo.com.

         This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks discussed from time to time in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. The company cannot guarantee its future results, levels of activity, performance or achievements. In addition, the company disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

American Oriental Bioengineering, Inc.

Lily Li, 917-838-0689 (U.S.) or +86-451-86688139 (China)
aobo@bioaobo.com

or

Investors:

CEOcast, Inc. for American Oriental Bioengineering
Ed Lewis, 212-732-4300
elewis@ceocast.com